Exhibit 99.1

Contact
Kimberly Rutherford
(832) 601-6193
Kimberly.Rutherford@usoncology.com

US Oncology Announces Realignment of Executive Team

HOUSTON, January 25, 2008 — Today, the Board of Directors of US Oncology Holdings, Inc. and its wholly owned subsidiary US Oncology, Inc. (collectively, “US Oncology” or the “Company”) announced that, effective February 1, 2008, Dale Ross will transition out of his role as Chief Executive Officer (CEO) and will continue as the Executive Chairman of the Company. At that time, Bruce D. Broussard will become the Company’s President and CEO. The CEO transition is a planned succession that follows Broussard’s promotion to President in November 2005. Broussard was also elected to the Company’s Board of Directors, effective February 1.

“For the past seven years, Bruce and I have worked together to build and strengthen our network and deliver value to our stakeholders,” said Ross. “We will continue to fulfill the network mission to increase access to and advance the delivery of high-quality cancer care in America, with Bruce leading the day-to-day operations. It has been gratifying for me to work with Bruce and watch him grow into an exceptional leader and manager. His passion for execution, coupled with his vision and strategic prowess, will prove invaluable in these challenging, but opportune, times.”

“It has been remarkable to be part of Dale’s team at US Oncology. I feel fortunate to have learned from a CEO whom I, along with leaders throughout our network, greatly admire. I look forward to continuing our working relationship as he becomes Executive Chairman and we continue to develop our network and deliver on our commitment to excellence,” said Broussard.

Ross has served as US Oncology’s CEO and a member of the board of directors since the Company’s inception in 1992. In his role as Executive Chairman, Ross will remain actively involved in the business of the Company, but will be relinquishing operational duties. This will allow his full attention to be focused on guiding long-term strategic opportunities for the Company, enhancing engagement with its network of affiliated physicians, and providing leadership to its board of directors. In particular, Ross, along with Vice Chairman Lloyd K. Everson, M.D., will continue to foster and expand engagement of US Oncology network physicians, with a view towards strengthening the network and enhancing the value proposition the Company offers.

“My new role does not represent a diminishment in my dedication to the network,” said Ross. “Instead, without responsibility for operations of the Company, I will be able to sharpen my focus on providing strategic direction to the Company and on strengthening our network of physicians. We remain committed to the core principles that have guided us in the past.”

Broussard joined US Oncology in August 2000 as its Chief Financial Officer, assumed responsibility of the Pharmacy Division in September 2003, and was appointed President in November 2005. During his tenure, he has been instrumental in executing several of the Company’s key strategic and operating initiatives such as the expansion of the pharmacy division, capital and operational management and, most recently, efforts to improve the network’s quality and efficiency through the Practice Quality and Efficiency (PQE) program.

As President and CEO, Broussard will manage the overall performance of the Company, including leading the company to achieve its long-term goals, continuing to develop and enhance its executive team, and establishing and maintaining business relationships with its network of affiliated physicians and other customers.

“As CEO, I will continue the focus on operational excellence and prudent investment, combined with growth of our business through physician affiliations and expansion of services. Delivering value to our stakeholders from these efforts is based on a foundation of strong relationships with our affiliated physicians, combined with the retention and development of talented employees” said Broussard.

“We remain committed to our strong belief that we must drive down healthcare costs, while improving the patient experience. Our commitment is supported through our continued execution of our Cancer Care Management and PQE initiatives and through the expanded implementation of our electronic medical record system. Our Cancer Care Management program continues to develop through the adoption of evidenced based pathways and expansion of patient education and end-of-life planning capabilities.”

“This is an excellent time to transition the CEO job and management of the company to Bruce,” said Ross. “I have been privileged to be CEO of US Oncology for 15 years. I have had the opportunity to work closely with Bruce and have tremendous confidence in his ability, dedication and integrity. He is well prepared for his new role.”

“It’s a strong testament to Dale’s leadership that the board has selected an internal candidate as the CEO successor,” said Russell Carson, a member of the company’s board of directors and general partner of Welsh, Carson, Anderson & Stowe, the Company’s largest stockholder. “The Board is confident Bruce will continue to lead the organization in an innovative and disciplined manner, while furthering its mission to advance the delivery of high-quality cancer care in America.”

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, supports one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,164 physicians operating in 443 locations, including 91 radiation oncology facilities in 39 states.

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